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                                                             Exhibit (a)(36)

                             FANT INDUSTRIES INC.
                             2154 Highland Avenue
                           Birmingham, Alabama 35205
                             Phone: (205) 933-1030

For further information contact:

Anthony J. Fant
(205) 933-1030

Richard Grubaugh
Beacon Hill Partners, Inc.
(212) 843-8500


FOR IMMEDIATE RELEASE

FANT REBUKES HEI CRITICISM OF DELOITTE & TOUCHE HIRING

NEW YORK, NEW YORK - July 9, 1998 - Anthony J. Fant, the controlling shareholder of Fant Industries Inc. and the largest shareholder of HEI, Inc. (Nasdaq:HEII), rebuked today the directors of HEI for criticizing the hiring of Deloitte & Touche to assist with Fant's growth strategy for HEI. Fant said that the criticism reflects an attitude that is resistant to change and that "this attitude is part of the problem."


"In light of their operating history and stock performance, maybe HEI's directors should have hired Deloitte & Touche years ago," Fant said. "We are businessmen. We know how to fix underperforming businesses, and we know how to create value. We have recognized for a long time, as have most public companies, that outside experts can provide valuable information about industry trends and competition and can help identify strategic opportunities. What we are doing is no different from what Microsoft, 3M and McDonalds do all the time."


"It is astonishing that these directors continue to keep their heads in the sand like frightened ostriches, while the Company continues to underperform. We have said time and again that we will aggressively seek out and create opportunities for growth, and that is what we are doing - not just talking about it. We will continue to explore all ways to revitalize HEI and to maximize shareholder value even if the incumbent directors remain afraid to hear outside views."


Fant noted the statement by HEI's directors that their "knowledge and expertise enabled [them] to successfully exit the disk drive portion of [their] business last year..." Fant said, "Losing your largest customer and losing 50% of your shareholder value is not what I call success. We're ready to redefine success at HEI."